Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215

Mark E. Yale	Lisa A. Indest
Executive V.P., CFO	Senior V.P., Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

Wednesday, September 8, 2010

GLIMCHER PROVIDES UPDATED GUIDANCE FOR 2010

Updates for Secondary Offering in July, Pending Pearlridge Center Acquisition
and Scottsdale Quarter Transactions

COLUMBUS, OH—September 8, 2010—Glimcher Realty Trust, (NYSE:GRT), one of the country’s premier retail REITs, today announced that it revised its guidance for fiscal year 2010 to incorporate recent capital and investment transactions that either have been completed or are expected to close by the end of current fiscal year.

2010 Outlook

As of the date of this release, the Company expects diluted net loss per share to be in the range of $(0.21) to $(0.16) for the year ending December 31, 2010 and expects diluted Funds from Operations (“FFO”) per share to be in the range of $0.72 to $0.77 for the year ending December 31, 2010.

The Company’s expectations for 2010 are based upon the key factors and assumptions previously communicated with updates for the following items:

•	Secondary offering in July 2010 of approximately 16 million common shares and net proceeds of approximately $96 million.

•
Acquisition of land for all three phases of its Scottsdale Quarter development project and termination of the existing joint venture agreement giving the Company 100% ownership in both the land and improvements.  The guidance also includes an accommodation for certain acquisition costs that will be expensed as incurred.

•
Closing on the acquisition of a 20% interest in Pearlridge Center located in Honolulu, Hawaii, through a joint venture with an affiliate of The Blackstone Group® during the fourth quarter of 2010.  The guidance also includes an accommodation for certain acquisition costs that will be expensed as incurred.

A reconciliation of the range of estimated diluted net loss per share to FFO per share for 2010 follows:

	Low End	High End
Estimated diluted net loss per share	$(0.21)	$(0.16)
Add: Real estate depreciation and amortization*	0.93	0.93
Estimated FFO per share	$0.72	$0.77

*wholly-owned properties and pro-rata share of joint ventures

For the third quarter of 2010, the Company expects diluted net loss per share to be in the range of ($0.07) to $(0.05) and diluted FFO per share to be in the range of $0.15 to $0.17.  A reconciliation of the range of estimated diluted net loss per share to estimated diluted FFO per share for the third quarter of 2010 follows:

	Low End	High End
Estimated diluted net loss per share	$(0.07)	$(0.05)
Add: Real estate depreciation and amortization*	0.22	0.22
Estimated diluted FFO per share	$0.15	$0.17

*wholly-owned properties and pro rata share of joint ventures

Funds From Operations

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms.  The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of the Company’s performance.

Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”).  The Company uses FFO in addition to net income to report operating results.  FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures.  FFO does include impairment losses for properties held for use and held for sale. The Company may also discuss FFO as adjusted.  Reconciliations of non-GAAP financial measures to earnings used in this press release are included in the above Outlook sections of the press release.

About Glimcher

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers as well as community centers.  Glimcher® and Scottsdale Quarter® are registered trademarks of Glimcher Realty Trust.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRTPrF” and “GRTPrG,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated (including the failure to complete the transactions described herein), the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as real estate investment trust, failure to achieve earnings / funds from operations targets or estimates (including those stated herein), termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.